U.S. SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

                                                     SEC File Number ___________
                                                      CUSIP Number _____________

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q [ ] Form 10-D
[ ] Form N-SAR

For Period Ended: September 30, 2018

      [  ]  Transition Report on Form 10-K

      [  ]  Transition Report on Form 10-Q

      For the Transition Period Ended: ________________________________

---------------------------------

    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

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Part I - Registrant Information
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Full Name of Registrant:  BLUE LINE PROTECTION GROUP, INC.

Former Name if Applicable:  N/A

Address of Principal Executive Office (Street and Number)

    5765 Logan Street

City, State and Zip Code

    Denver, CO  80216


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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c) The accountant's statement or other exhibit required by Rule
         12b-25(c) has been attached if applicable.

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Part III - Narrative
---------------------------------

      State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     The Company did not complete its financial statements for the period ended September 30, 2018 in sufficient time so as to allow the filing of the report by November 14, 2018.

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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

          William Hart              (303)                   839-0061
        ----------------         -----------           ----------------
            (Name)               (Area Code)          (Telephone Number)

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    (2)  Have all other periodic  reports required under Section
         13 or  15(d)  of the  Securities  Exchange  Act of 1934
         during the  preceding  l2 months  (or for such  shorter
         period that the  registrant  was  required to file such
         reports)  been  filed?   If  answer  is  no,   identify
         report(s).                                              [X] Yes [ ] No

    (3)  Is  it  anticipated  that  any  significant  change  in results of operations from the corresponding period for
         the last fiscal year will be  reflected by the earnings
         statements  to be  included  in the  subject  report or
         portion thereof?                                        [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        BLUE LINE PROTECTION GROUP, INC.
                   ------------------------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 14, 2018                   By:  /s/ Dan Allen
                                               ----------------------------
                                               Dan Allen,
                                               Chief Executive Officer



                                    ATTENTION

    Intentional   misstatements  or  omissions  of  fact  constitute   Federal
Criminal Violations (See 18 U.S.C. 1001).